Exhibit 3.1

AMENDMENT TO AGREEMENT OF

LIMITED PARTNERSHIP OF

LIFE STORAGE LP

This AMENDMENT OF THE AGREEMENT OF LIMITED PARTNERSHIP OF LIFE STORAGE LP, dated as of August 1, 2018 (this “Amendment”), is being executed by Life Storage Holdings, Inc., a Delaware corporation (the “General Partner”), as the general partner of Life Storage LP, a Delaware limited partnership (the “Partnership”), pursuant to the authority conferred on the General Partner by Section 14.1.B.5 of the Agreement of Limited Partnership of Life Storage LP, dated as of June 1, 1995, as amended (the “Partnership Agreement”).  Capitalized terms used, but not otherwise defined herein, shall have the respective meanings ascribed thereto in the Agreement.

WHEREAS, effective for taxable years beginning on or after January 1, 2018, Section 1101 of the Bipartisan Budget Act of 2015 (P.L. 114-74) (the “Bipartisan Budget Act”) amended the provisions of the Internal Revenue Code of 1986, as amended, with respect to audits of partnerships by the Internal Revenue Service; and

WHEREAS, the General Partner has determined it to be in the best interest of the Partnership to amend the Partnership Agreement to reflect the amendments made by the Bipartisan Budget Act;

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged:

1.	The heading for Section 10.3 of the Partnership Agreement is hereby amended and restated to read as follows:

“Tax Matters Partner/Partnership Representative”

2.	The first sentence of Section 10.3(A) of the Partnership Agreement is hereby amended and restated to read as follows:

“For taxable years beginning before January 1, 2018, the General Partner shall be the “tax matters partner” of the Partnership for federal income tax purposes.”

3.	A new Section 10.3(C) is hereby added to the Partnership Agreement to read as follows:

“For taxable years beginning on or after January 1, 2018, the General Partner, or a person selected by the General Partner, shall be designated and shall act as the “partnership representative” pursuant to Section 6223 of the Code (as amended by the Section 1101 of P.L. 114-74 (the “Bipartisan Budget Act”)) with all of the rights, duties and powers provided for in Code Sections 6221 through 6241 (as amended by the

Bipartisan Budget Act).  Subject to the terms of this Agreement, the partnership representative shall have full discretion to represent and bind the Partnership in any audit or administrative proceeding conducted by any taxing authority, including without limitation, the power and authority (i) to make an election under Section 6223 (if available) or Section 6226 of the Code (as each was amended by the Bipartisan Budget Act), and any treasury regulations promulgated in accordance therewith, (ii) to take, and to cause the Partnership to take, all actions necessary or convenient to give effect to such an election and (iii) and to make use of, or cause the Partnership to make use of, any other options that are or may become available under applicable Code sections, treasury regulations or guidance.  The taking of any action and the incurring of any expense by the partnership representative in connection with any such audit or administrative proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the partnership representative and the provisions relating to indemnification of the General Partner set forth in Section 7.7 of this Agreement shall be fully applicable to the partnership representative in its capacity as such.”

4.	Existing Section 10.3(C) of the Partnership Agreement is hereby renumbered as Section 10.3(D) and is hereby amended and restated to read as follows:

“Neither the tax matters partner nor the partnership representative shall receive any compensation for its services as such.  All third party costs and expenses incurred by the tax matters partner or the partnership representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership.  Nothing herein shall be construed to restrict the Partnership from engaging an accounting firm or law firm to assist the tax matters partner or partnership representative in discharging its duties hereunder.”

5.

Except as specifically amended hereby, the terms, covenants, provisions and conditions of the Partnership Agreement shall remain unmodified and continue in full force and effect and, except as amended hereby, all of the terms, covenants, provisions and conditions of the Partnership Agreement are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

LIFE STORAGE HOLDINGS, INC. GENERAL PARTNER

By:	/s/ Andrew Gregoire
Name:	Andrew Gregoire
Title:	Chief Financial Officer